EXHIBIT 99.(a)(1)(D)

Electronic Confirmation Of Receipt Of Election Form

Your Election Form in connection with First Solar, Inc.’s Offer to Amend Eligible Stock Options has been successfully submitted to First Solar.  Please save a copy for your records.

If you have questions regarding the Election Form, please contact your local Human Resources Department.